Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Wilson W. Cheung
Chief Financial Officer
(510) 683-5900

Leslie Green
Green Communications Consulting, LLC
(650) 312-9060

AXT, Inc. Announces Promotion of Chia-Li Wei to Chief Technology Officer

FREMONT, Calif., Nov. 27, 2007 — AXT, Inc. (NasdaqGM: AXTI), a leading manufacturer of compound semiconductor substrates, today announced the promotion of Chia-Li Wei to chief technology officer, effective December 1, 2007.  Wei joined AXT in May 2007 as senior director of technology.  He will continue to be responsible for directing AXT’s technical vision and leading all aspects of the company’s technology development, including further refinement of AXT’s proprietary VGF process, the investigation of alternative crystal growth processes and the development of products using complimentary materials such as gallium nitride (GaN), gallium phosphide (GaP) or silicon carbide (SiC).  Wei is principally located in AXT’s manufacturing facility in Beijing and will now report to Phil Yin, chairman and chief executive officer.

 “The compound semiconductor and solar industries into which we sell our products are growing, driven by continued demand for wireless handsets and LEDs and worldwide interest in harnessing solar power,” said Phil Yin, chairman and chief executive officer.  “AXT constantly strives to stay at the forefront of technology to serve those markets with a wide array of products developed to meet future device parametric requirements.

“As part of our on-going focus on technology development, particularly in the LED and solar markets, we are very pleased to announce the promotion of Chia-Li Wei to chief technology officer.  His experience in Liquid Encapsulated Czochralski crystal growth technology will allow us to provide lower cost alternatives to VGF-grown semi-conducting substrates. It will also allow us to broaden our product offering and increase our total market opportunity by providing an alternative technology for certain applications that will enhance AXT’s current market base such as new applications for LEDs, including GaP and small diameter semi-conducting gallium arsenide (GaAs).  Chia-Li’s expertise in MOCVD further enhances our understanding of the epitaxial and device parametrics and thus strengthens our partnerships with our LED customers.  The Czochralski crystal growth technology also provides us with an alternative method to grow germanium for concentrator photovoltaic applications.  This will become increasingly important as the germanium area of our business grows.  In all of these areas, Chia-Li has been a tremendous asset to AXT since joining the company in May and I look forward to leveraging his expertise as part of AXT’s executive management team.”

Wei has more than 30 years of engineering experience in compound semiconductor manufacturing with Tier 1 companies. His areas of expertise include MOCVD epitaxial processing, which is used for LEDs, and Liquid Encapsulated Czochralski (LEC) growth of indium phosphide (InP), gallium phosphide (GaP)

and gallium arsenide (GaAs).  Prior to joining AXT, he spent more than 25 years in various epitaxial process engineering positions with HP-OED, which was acquired by Lumileds and then became Philips Lumileds.  Prior to joining HP-OED, Wei spent three years in process engineering development in LEC growth of both indium phosphide (InP) and low-D gallium arsenide with the central research lab of Varian Associates.

Wei holds a bachelor of science degree in metallurgical engineering from the New Mexico Institute of Mining and Technology and a master of science degree in metallurgical engineering from the University of Tennessee.

About AXT, Inc.

AXT designs, develops, manufactures and distributes high-performance compound and single element semiconductor substrates comprising gallium arsenide (GaAs), indium phosphide (InP) and germanium (Ge) through its manufacturing facilities in Beijing, China.  In addition, AXT maintains its sales, administration and customer service functions at its headquarters in Fremont, California.  The company’s substrate products are used primarily in lighting display applications, wireless communications, and fiber optic communications. Its vertical gradient freeze (VGF) technique for manufacturing semiconductor substrates provides significant benefits over other methods and enabled AXT to become a leading manufacturer of such substrates, particularly in optoelectronics applications. AXT has manufacturing facilities in China and invests in five joint ventures producing raw materials. For more information, see AXT’s website at http://www.axt.com.

Safe Harbor Statement

The foregoing paragraphs contain forward-looking statements within the meaning of the Federal Securities laws, including statements related to the future performance of the company and our ability to continue penetrate new markets, explore new products, as well as relating to improvements in our competitive position and our technology development. These forward-looking statements are based upon specific assumptions that are subject to uncertainties and factors relating to the company’s operations and business environment, which could cause actual results of the company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. These uncertainties and factors include but are not limited to the impact of customer qualification of our products, improvements in our production processes, product quality and yields, cost and supply of raw materials, the impact of technology developments providing new markets for GaAs and Ge substrates, overall conditions in the markets in which the company competes as well as market conditions and trends; market acceptance and demand for the company’s products; and other factors as set forth in the company’s annual report on Form 10-K and other filings made with the Securities and Exchange Commission. Each of these factors is difficult to predict and many are beyond the company’s control. The company does not undertake any obligation to update publicly any forward-looking statement, as a result of new information, future events or otherwise.

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